MFS/Sun Life Series Trust

                                   Form N-SAR

                                    Item 77M

The Global Total Return Series and the Technology Series, each a series of MFS/Sun Life Series Trust, acquired all of the assets of the Global Asset Allocation Series and the Global Telecommunications Series, respectively, each Series of MFS/Sun Life Series Trust. The circumstances and the details of these separate transactions are described in the Trust's Registration Statements on Form N-14 on behalf of the Global Total Return Series (File No. 333-105247) and Technology Series (File No. 333-105248), as filed with the Securities and Exchange Commission via EDGAR on May 15, 2003, under Rule 485(b) under the Securities Act of 1933. Such description is incorporated herein by reference.